23(d)(1)

Amended Schedule A to
Investment Advisory Agreement
between Calvert SAGE Fund and Calvert Asset Management Company, Inc.

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert SAGE Fund, dated September 30, 2008, the Advisor is entitled to receive an annual advisory fee, as shown below. The fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert Large Cap Value Fund     0.65%

CALVERT SAGE FUND

By:  ________________________

Name:

Title:

CALVERT ASSET MANAGEMENT COMPANY, INC.

By:  ________________________

Name:

Title:

Date:  September 30, 2008